Exhibit 1.2

AMBAC FINANCIAL GROUP, INC.
(a Delaware corporation)

Senior Debt Securities

TERMS AGREEMENT

To:     Ambac Financial Group, Inc.
          One State Street Plaza
          New York, New York 10004

Ladies and Gentlemen:

          We understand that Ambac Financial Group, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $175,000,000 aggregate principal amount of its Senior Debt Securities (such securities being hereinafter referred to as the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities set forth opposite their names below at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

Salomon Smith Barney Inc.	$22,250,000
Goldman, Sachs & Co.	22,125,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	22,125,000
Morgan Stanley & Co. Incorporated	22,000,000
UBS Warburg LLC	22,000,000
Wachovia Securities, Inc.	22,000,000
Banc of America Securities LLC	3,500,000
Credit Suisse First Boston LLC	3,500,000
Keefe, Bruyette & Woods, Inc.	3,500,000
Lehman Brothers Inc.	3,500,000
Prudential Securities Incorporated	3,500,000
A.G. Edwards & Sons, Inc.	1,250,000
Barclays Capital Inc.	1,250,000
Bear, Stearns & Co. Inc.	1,250,000
BNY Capital Markets, Inc.	1,250,000
Charles Schwab & Co., Inc.	1,250,000
CIBC World Markets Corp.	1,250,000
Deutsche Bank Securities Inc.	1,250,000
J.P. Morgan Securities, Inc.	1,250,000
Legg Mason Wood Walker, Incorporated	1,250,000
Quick & Reilly Inc. A Fleet Boston Financial Co.	1,250,000
RBC Dain Rauscher Inc.	1,250,000
Scotia Capital (USA) Inc.	1,250,000
U.S. Bancorp Piper Jaffray Inc.	1,250,000
Wells Fargo Investment Services, LLC	1,250,000
Advest, Inc.	625,000
Fahnestock & Co. Inc.	625,000
H&R Block Financial Advisors, Inc.	625,000
J.J.B. Hillard, W.L. Lyons, Inc.	625,000
Janney Montgomery Scott LLC	625,000
McDonald Investments Inc.	625,000
Morgan Keegan & Company, Inc.	625,000
Ramirez & Co., Inc.	625,000
Raymond James & Associates, Inc.	625,000
Robert W. Baird & Co. Incorporated	625,000
SWS Securities, Inc.	625,000
TD Securities (USA) Inc.	625,000

Total	$175,000,000

          The Underwritten Securities shall have the following terms:

Title:	5.875% Debentures Due March 24, 2103

Rank:	Unsecured senior indebtedness

Ratings:	“Aa2” by Moody’s Investors Service, Inc.
“AA” by Standard & Poor’s Ratings Services

Aggregate principal amount:	$175,000,000

Denominations:	$25 and integral multiples in excess thereof

Currency of payment:	United States dollars

Interest rate or formula:	5.875% per annum, payable quarterly in arrears

Interest payment dates:	March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2003

Regular record dates:	March 15, June 15, September 15 and December 15, next preceding the relevant Interest Payment Date

Stated maturity date:	March 24, 2103

Redemption provisions:

The Notes are redeemable at the option of the Company in whole at any time or in part from time to time commencing March 24, 2008, upon not less than 30 calendar days and not more than 60 calendar days prior written notice at a price of 100% of the principal amount to be redeemed, plus unpaid interest accrued to the redemption date.

Optional Redemption Upon Tax Event:

The Notes are redeemable at the option of the Company in whole but not in part, upon the occurrence of a tax event, the occurrence of which is confirmed by the opinion of nationally recognized independent tax counsel, within 90 calendar days of such tax event upon not less than 30 calendar days and not more than 60 calendar days prior written notice at a price of 100% of the principal amount to be redeemed, plus unpaid interest accrued to the redemption date.

Sinking fund requirements:	The debentures will not have the benefit of, or be subject to, any sinking fund.

Listing requirements:	Application will be made to list the debentures on the New York Stock Exchange.

Fixed or Variable Price Offering: Fixed

If Fixed Price Offering, initial public offering price: 100% of the principal amount, plus accrued interest, if any, from March 24, 2003.

Purchase price:	96.85% of the principal amount.

Form:	Book-entry

Other terms and conditions:	N/A

Closing date and location:	March 24, 2003 at Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019.

Co-Managers:	Salomon Smith Barney Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Notices:  Notices to the Underwriters shall be directed to the Representative(s) c/o Salomon Smith Barney Inc., 390 Greenwich Street, New York, New York 10013 Attention:

          All of the provisions contained in the Company’s Underwriting Agreement, dated March 19, 2003, (the “Underwriting Agreement”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in the Underwriting Agreement are used herein as therein defined.

          This Agreement shall be governed by the laws of the State of New York applicable to  agreements made and to be performed wholly within such State.

          If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the undersigned a counterpart hereof, whereupon this instrument, along with all counterparts and together with the Underwriting Agreement, shall be a binding agreement among the Underwriters named herein and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

SALOMON SMITH BARNEY INC.

By:

Authorized Signatory

GOLDMAN, SACHS & CO.

By:

(Goldman, Sachs & Co.)

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

Authorized Signatory

Acting on behalf of themselves and as Representatives of the other named Underwriters.

Accepted:

AMBAC FINANCIAL GROUP, INC.

By:

Name:
Title:

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